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                                                                    Exhibit 12.1

                          Susquehanna Bancshares, Inc.
                Computation of Ratio of Earnings to Fixed Charges
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                                  Year - to - Date September 30                 For the year ended December 31
                                  -----------------------------------------------------------------------------------------
                                       2002              2001           2001       2000        1999        1998       1997
                                  ---------------    -----------     ------------------------------------------------------
                                                             (Dollars in thousands)
Pre-tax Income from Operations      $66,832           $59,914           $81,337    $79,655     $62,028    $68,661     $65,717

Fixed Charges

      Interest on deposits           63,018            84,595           108,690    115,005     106,012    114,704     110,850

      Other interest expense         35,901            45,939            60,361     73,459      67,514     61,561      39,057

      Rent Expense                    1,215             1,102             4,468      3,887       3,475      3,113       2,915


Earnings to Fixed Charges Ratio:
---------------------------------

Excluding interest on deposits          2.8               2.3               2.3        2.1         1.9        2.1         2.6

Including interest on deposits          1.7               1.5               1.5        1.4         1.4        1.4         1.4
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